UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2011

DOCUMENT SECURITY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

New York	1-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Federal Plaza, Suite 1525 28 East Main Street Rochester, NY	14614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 12, 2011, Document Security Systems, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) by and among Extradev, Inc., a privately-held New York corporation (“Extradev”), Michael Roy (“Roy”) and Timothy Trueblood (“Trueblood” and collectively with Roy, the “Extradev’s Shareholders”) pursuant to which the Company purchased 10,000 shares of common stock, par value $.01 per share (the “Extradev Stock”)  from each of the Extradev’s Shareholders which constituted all of Etradev’s issued and outstanding common stock.

The Agreement provides that as consideration for the purchase of the Extradev Stock, the Company  will assume liabilities of Extradev and the Extradev’s Shareholders within 90 days of May 12, 2011, in the aggregate amount of $387,757, and granted Messrs. Roy and Trueblood, as new employees of the Company,  (i) 47,168 and 47,168 restricted shares of the Company’s common stock, at $3.33 per share, respectively, with an aggregate value of $314,139 and (ii)  five-year options to purchase an aggregate of 32,832 shares and 32,832 shares of the Company’s common stock, at an exercise price of $3.33 per share, with an aggregate value of $107,689 (using the Black Scholes Option Pricing Model), respectively, pursuant to the Company’s 2004 Employee Stock Option Plan, as amended (the “Option Plan”), which authorizes the issuance of restricted stock and options thereunder to Company employees. Such restricted stock and options vest in equal installments annually over four years and are subject to adjustment based upon Extradev’s working capital deficit as set forth in its final financial statements to be provided within 30 days of closing.

The Agreement also provides for customary representations and warranties from the parties thereto and indemnification by the Extradev’s Shareholders for one year, except as to certain covenants which last for the duration of their applicability. Five-year options to purchase 10,000 shares of the Company’s common stock at an exercise price of $4.50 pursuant to its Option Plan were also granted to two other former Extradev employees. Such options vest in equal installments over three years. The Extradev Shareholder’s are subject, during their term of employment and for three years thereafter, to non-competition and non-solicitation provisions.

On May 12, 2011, each of the Extradev’s Shareholders entered into five-year employment agreements (with an option to renew for three years on mutually agreed upon terms) with the Company (the “Employment Agreements”), pursuant to which Roy will serve as the President and Trueblood will serve as the Chief Technology Officer of its newly-formed Digital Division (“Digital”), each at an annual base salary of $100,000. Under the Employment Agreements, each of the Extradev’s Shareholders will be eligible for an annual (i) earn-out bonus based upon Digital’s earnings, before interest, taxes depreciation and amortization for the prior year as described in the Employment Agreements payable within 90 days of the end of the year and (ii) earn-out options to purchase common stock of the Company at an exercise price of $4.50 per share under the Option Plan that vest if Digital achieves certain annual revenue targets by the end of fiscal year 2016. In addition, the Extradev Shareholders are eligible for a one-time grant of options to purchase common stock of the Company, at an exercise price of $4.50 per share in the amounts and in accordance with the conditions set forth in the Employment Agreements. The Employment Agreements also provide for health care insurance for the Extradev Shareholder and his family. The Company may terminate the Employment Agreements at any time upon 30 days notice, in which event, all unvested options of the Extradev Shareholder will immediately vest and become exercisable for 90 days and he will be entitled to receive an annualized salary of $50,000 and continued health insurance coverage for the remainder of the term of the Employment Agreement.

The forgoing descriptions are summaries only, do not purport to set forth the complete terms of the Agreement or Employment Agreements, and are qualified in their entirety by reference to the Agreement and Employment Agreements, which are filed as exhibits to this Current Report.

Item 2.01 Completion of Acquisition and Disposition of Assets

The information set forth under Item 1.01 of this Current Report is hereby incorporated by reference into this Item 2.01.

Item 8.01 Other Events

The disclosure set forth above under Item 1.01 of the Current Report is hereby incorporated by reference into this Item 8.01.

On May 12, 2011, the Company issued a press release announcing that it entered into the Agreement.  A copy of the press release is filed as Exhibit 99.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

10.1         Stock Purchase agreement between Document Security Systems, Inc., Extradev, Inc., Michael Roy and Timothy Trueblood, dated May 12, 2011.

10.2         Employment Agreement between Michael Roy and Document Security Systems, Inc., dated May 12, 2011.

10.3         Employment Agreement between Timothy Trueblood and Document Security Systems, dated May 12, 2011.

99.1         Press Release dated May 12, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: May 16, 2011	By:	/s/ Patrick A. White
Patrick A. White
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Stock Purchase Agreement between Document Security Systems, Inc., Extradev, Inc., Michael Roy and Timothy Trueblood, dated May 12, 2011.

10.2	Employment Agreement between Michael Roy and Document Security Systems, Inc., dated May 12, 2011.

10.3	Employment Agreement between Timothy Trueblood and Document Security Systems, Inc., dated May 12, 2011.

99.1	Press Release dated May 12, 2011.